AMENDMENT NO. 1 TO TAX ASSET PROTECTION PLAN

Amendment No. 1 to Tax Asset Protection Plan (this “Amendment”), dated as of February 2, 2015, by and between KRISPY KREME DOUGHNUTS, INC., a North Carolina corporation (the “Company”), and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, a New York limited liability trust company, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Tax Asset Protection Plan, dated as of January 14, 2013 (the “Rights Plan”) to implement a shareholder rights plan to protect certain net operating losses and certain other tax attributes, as more fully described in the Rights Plan;

WHEREAS, pursuant to Section 5.5 of the Rights Plan, the Company may from time to time supplement or amend the Rights Plan without the approval of any holders of Rights (as defined in the Rights Plan) in any respect; and

WHEREAS, the Board of Directors of the Company has determined that it is desirable to amend the Rights Plan as set forth herein and has authorized this Amendment by a duly authorized resolution.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment of Section 1.1. The definition of “Expiration Time” as set forth in Section 1.1 of the Rights Plan is amended and restated in its entirety as follows:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on February 2, 2015 and (iv) the time at which the Board of Directors receives, at the Board of Directors’ request, a report from the Company’s advisors that (x) the NOLs have been utilized in all material respects or are no longer available in any material respect under Section 382 of the Code or any applicable state law, in each case such that any remaining available NOLs are not material relative to the total value of the NOLs to the Company as of the date of this Agreement, or (y) an ownership change under Section 382 of the Code would not adversely impact in any material respect the time period in which the Company could use the NOLs, or materially impair the amount of the NOLs that could be used by the Company in any particular time period relative to the total value of the NOLS that the Company could use during such time period absent such ownership change, for applicable tax purposes.

2. Effect of Amendment. Except as specifically modified herein, the Rights Plan shall not otherwise be amended or supplemented by virtue of this Amendment, but shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Rights Plan. Upon and after the effectiveness of this Amendment, each reference in the Rights Plan to “this Agreement,” “hereunder,” “hereof” or words of similar import referring to the Rights Plan, and each reference in any other document to the Rights Plan, “thereunder,” “thereof” or words of similar import referring to the Rights Plan, shall mean and be a reference to the Rights Plan as modified hereby.

3. Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

4. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, null, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of North Carolina and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

KRISPY KREME DOUGHNUTS, INC.

By:	/s/ Douglas R. Muir
Name: Douglas R. Muir
Title: Chief Financial Officer

AMERICAN STOCK TRANSFER &
TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
Name: Paula Caroppoli
Title: Vice President